Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Telephone and Data Systems, Inc. for the registration of 2,000,000 Common Shares and to the incorporation by reference therein of our report dated February 25, 2020, with respect to the financial statements of Los Angeles SMSA Limited Partnership included in Telephone and Data Systems, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
February 25, 2020